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                                                                    EXHIBIT 10.5

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                                SUPPLY AGREEMENT

                                     Between

                              VIVELLE VENTURES LLC

                                       and

                           NOVEN PHARMACEUTICALS, INC.



                           Dated as of March 29, 2001


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ARTICLE I - INTERPRETATION........................................................................................2

         1.01  Definition.........................................................................................2
         1.02  Rights and Obligations of Novogyne.................................................................5

ARTICLE II - SUPPLY...............................................................................................5

         2.01  Agreement to Supply................................................................................5
         2.02  Fees for the CombiPatch Product....................................................................5
         2.03  Minimum and Maximum Fee............................................................................6
         2.04  Payment of Fees for the CombiPatch Product.........................................................7
         2.05  Records............................................................................................8
         2.06  Forecasts and Orders...............................................................................8
         2.07  Delivery...........................................................................................9
         2.08  CombiPatch Product Supplied........................................................................9
         2.09  Manufacture for Third Parties......................................................................9

ARTICLE III - MANUFACTURING STANDARDS AND QUALITY ASSURANCE......................................................10

         3.01  Manufacturing Standards; Release of CombiPatch Product............................................10
         3.02  Specifications....................................................................................10
         3.03  Changes to Control Procedures and Analytical Test Methods.........................................10
         3.04  Materials.........................................................................................11
         3.05  Extraordinary Events..............................................................................11
         3.06  In-Process Testing................................................................................11
         3.07  Validation of Manufacturing and Control Procedures................................................12
         3.08  Batch Manufacturing Records.......................................................................12
         3.09  Retention of Samples of CombiPatch Product........................................................12
         3.10  Follow-Up Stability Testing and Annual Product Review.............................................12
         3.11  Plant.............................................................................................12
         3.12  Waste.............................................................................................12
         3.13  GMP...............................................................................................12
         3.14  Books and Records.................................................................................12
         3.15  Production Equipment..............................................................................12
         3.16  Customer Service and Complaint Handling...........................................................13
         3.17  Regulatory Inspections............................................................................13
         3.18  Re-Use or Issue of CombiPatch Product.............................................................13
         3.19  Inspection by Novogyne............................................................................13
         3.20  Changes...........................................................................................13
         3.21  Annual Reports....................................................................................13
         3.22  Quality Assurance.................................................................................14
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ARTICLE IV - ACCEPTANCE OF LICENSED PRODUCT......................................................................14

         4.01  Acceptance........................................................................................14
         4.02  Non-Compliance....................................................................................14

ARTICLE V - AUDIT AND INSPECTION RIGHTS..........................................................................14

         5.01  Inspection and Audit..............................................................................14
         5.02  Inspection and Audit of Books and Records.........................................................14
         5.03  Annual Questionnaire..............................................................................15
         5.04  Inspections by Governmental or Regulatory Agencies................................................15

ARTICLE VI - WASTE DISPOSAL......................................................................................15


ARTICLE VII - SAFETY.............................................................................................15


ARTICLE VIII - ENVIRONMENTAL, HEALTH AND SAFETY WARRANTY INDEMNIFICATION.........................................16


ARTICLE IX - REPRESENTATIONS, WARRANTIES AND INDEMNITIES.........................................................16

         9.01  No Infringement...................................................................................16
         9.02  Right to Enter Agreement..........................................................................16
         9.03  Product Warranties................................................................................16
         9.04  Breach of Lease Agreement.........................................................................17
         9.05  Indemnity for Breach of Warranties................................................................17
         9.06  General Indemnities...............................................................................17

ARTICLE X - CONFIDENTIALITY OBLIGATIONS..........................................................................18

         10.01  Confidentiality..................................................................................18

ARTICLE XI-- PRODUCT RECALL......................................................................................19


ARTICLE XII - TERM AND TERMINATION...............................................................................19

         12.01  Term.............................................................................................19
         12.02  Termination by Noven.............................................................................20
         12.03  Default..........................................................................................20
         12.04  Obligations on Termination.......................................................................21
         12.05  Force Majeure....................................................................................21
         12.06  No Waiver........................................................................................22
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ARTICLE XIII - INSURANCE.........................................................................................22


ARTICLE XIV - PUBLICITY..........................................................................................22


ARTICLE XV - NOTICE..............................................................................................22

         15.01 Notices...........................................................................................22

ARTICLE XVI - MISCELLANEOUS......................................................................................24

         16.01  Relationship of Parties..........................................................................24
         16.02  Entire Agreement.................................................................................24
         16.03  Severability.....................................................................................24
         16.04  Assignment.......................................................................................24
         16.05  Dispute Resolution...............................................................................24
         16.06  Governing Law....................................................................................24
         16.07  Interpretation...................................................................................25
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                                      iii

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                SUPPLY AGREEMENT

         This SUPPLY AGREEMENT (the "Supply Agreement") is entered into as of March 29, 2001 (the "Effective Date"), by and between Vivelle Ventures LLC, a Delaware limited liability company ("Novogyne") and Noven Pharmaceuticals, Inc. a Delaware corporation ("Noven") (with each of Noven and Novogyne referred to individually as a "Party" or collectively as the "Parties").

         WHEREAS, Noven and Rhone-Poulenc Rorer Pharmaceuticals, Inc. have entered into an amended and restated license agreement dated as of September 30, 1999 (the "Noven License Agreement") pursuant to which Noven granted Rhone-Poulenc Rorer Pharmaceuticals, Inc. an exclusive license in defined territories to the CombiPatch Product (as defined herein) and the Licensed Products (as defined in the Noven License Agreement); and

         WHEREAS, Rhone-Poulenc Rorer Pharmaceuticals, Inc. assigned the Noven License Agreement as of September 30, 1999 to Rorer Pharmaceutical Products Inc. ("Aventis"); and

         WHEREAS, Noven and Aventis have entered into an Amendment Agreement ("Noven Amendment Agreement') with respect to the Noven License Agreement dated as of the day before the date hereof, pursuant to which rights to the CombiPatch Product in the Territory and certain other rights have reverted to Noven; and

         WHEREAS, Noven and Novogyne have entered into a License Agreement ("Vivelle License Agreement") dated as of March 29, 2001, pursuant to which Noven has licensed to Novogyne those rights to the CombiPatch Product in the Territory which reverted to Noven pursuant to the Noven Amendment Agreement; and

         WHEREAS, Aventis, has as of March 29, 2001, entered into a Sublicense Agreement (the "Novartis Pharma Improvements Sublicense Agreement") with Novartis Pharma AG, a Swiss corporation ("Novartis"), granting Novartis an exclusive license to all rights and benefits of Aventis under the Noven License Agreement in the Territory (as defined in the Novartis Pharma Improvements Sublicense Agreement); and

         WHEREAS, Novartis, has as of March 29, 2001, entered into a Letter Agreement (the "Novogyne Improvements Sublicense Agreement") with Noven, Novogyne, and Novartis Pharmaceuticals Corporation pursuant to which Novartis shall offer to sublicense to Novogyne all of its rights under the Novartis Pharma Improvements Sublicense Agreement in the Territory on a product-by-product basis; and



                                       1
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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.

         WHEREAS, Novogyne desires to purchase all of Novogyne's requirements of the CombiPatch Product and Licensed Products from Noven pursuant to the terms of this Supply Agreement; and

         WHEREAS, Noven desires to supply Novogyne with all of its requirements of the CombiPatch Product and Licensed Products pursuant to the terms of this Supply Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the Parties agree as follows:

                           ARTICLE I - INTERPRETATION

         1.01 DEFINITION. As used herein, the following capitalized terms have the following meanings.

         AFFILIATE. The term "Affiliate" shall mean, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with the subject Person. For purposes of this Supply Agreement, "control" means the direct or indirect ownership of over 50% of the outstanding voting securities of a Person, or to control the management decisions of such Person. For the avoidance of doubt, for purposes of this Supply Agreement, the Parties hereto shall not be considered Affiliates.

         AVENTIS KNOW-HOW. The term "Aventis Know-How" shall mean any and all data, information, technology, know-how, processes, techniques, methods, skills, proprietary information, trade secrets, developments, discoveries, and inventions, whether or not patentable or reduced to practice, owned by Aventis or its Affiliates individually or jointly with Noven, or controlled by Aventis or its Affiliates and (a) related to any Sublicensed Noven Intellectual Property and existing as of the Closing Date or (b) related to the CombiPatch Product and existing as of the Closing Date or (c) related to any Licensed Product and existing as of the Closing Date.

         ***.

         COMBIPATCH PRODUCT. The term "CombiPatch Product" shall mean the transdermal estrogen/progestin patch product which has and is being developed by Noven solely or jointly with Aventis and its Affiliates and is marketed under the trademark CombiPatch(TM) in the Territory.

         CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all proprietary data, know-how and related information, including all regulatory approvals and related filings, applications and data, the content of any unpublished patent applications, operating methods and procedures, marketing, distribution and sales methods and systems, sales figures and other business information.


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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


         COST(S). The term "Costs" and "Cost" shall mean Noven's fully allocated cost of manufacturing the CombiPatch Product, including the direct cost of any raw materials and Packaging Materials (other than any provided by Novogyne) utilized in manufacturing such CombiPatch Product, the direct labor utilized in manufacturing such CombiPatch Product plus an appropriate share of all factory overhead, both fixed and variable, allocated to the CombiPatch Product in accordance with generally accepted accounting principles and the normal accounting practices for all other products manufactured in the applicable facility.

         GMP. The term "GMP" shall mean the Current Good Manufacturing Practices as that term is defined by the FDA which are in force or hereafter adopted by the FDA in (a) its applicable regulations promulgated or issued thereunder, (b) guidelines or directives that Noven and Novogyne may mutually agree are applicable, as amended from time to time and (c) good manufacturing practice as required by GRB regulations.

         GRB. The term "GRB" means the U.S. Food and Drug Administration or any other government regulatory body of the Territory which has authority over clinical testing, manufacturing, marketing or sale of pharmaceutical products.

         INDEX. The term "Index" shall have the meaning set forth in Article 2.03(b).

         LICENSED PRODUCT. The term "Licensed Product" shall have the meaning set forth in the Noven License Agreement, as amended.

         MATERIALS. The term "Materials" shall mean all active ingredients and excipients used in the manufacture of the CombiPatch Product, as well as the primary and printed packaging materials, collectively.

         NET REVENUES. The term "Net Revenues" shall mean the gross amount invoiced by Novogyne, its Affiliates and sublicensees on all sales of any CombiPatch Product (but not including sales between Novogyne, its Affiliates and sublicensees) in the Territory, less (a) discounts actually allowed, (b) credits actually allowed for claims, allowances, retroactive price reductions or returned goods, (c) prepaid freight, and (d) sales taxes, value added taxes, duties and other governmental charges or rebates (including but not limited to Medicaid rebates) actually paid in connection with the sale, to the extent not reimbursed (but excluding what is commonly known as income taxes).

         NOVEN'S TECHNOLOGY. The term "Noven's Technology" shall have the meaning set forth in the Noven License Agreement in so far as it relates to any combination estrogen/progestin in a polymer adapted for transdermal delivery by application to the epidermis, other than combinations indicated for contraceptive use.

         NOVEN'S PATENT RIGHTS. The term "Noven's Patent Rights" shall have the meaning set forth in the Noven License Agreement in so far as it relates to any combination estrogen/progestin in a polymer adapted for transdermal delivery by application to the epidermis, other than combinations indicated for contraceptive use.


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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


         ORDER. The term "Order" shall have the meaning set forth in Article
2.06.

         PACKAGING MATERIAL COSTS. The term "Packaging Material Costs" shall mean ***.

         PACKAGING MATERIALS. The term "Packaging Materials" shall mean the cartons, labels, package inserts and patient package inserts that are used to package the CombiPatch Product. The term does not include the pouches.

         PERSON. The term "Person" shall mean any corporation, partnership, joint venture, other entity or natural person.

         PLANT. The term "Plant" shall mean (a) the Noven facility located at 11960 S.W. 144th Street, Miami, Florida 33186, and (b) any other Noven facility agreed to by Novogyne pursuant to Article 3.11 which has been qualified by all applicable GRBs for manufacture of the CombiPatch Product.

         PRODUCT APPLICATION. The term "Product Application" means a formal application seeking approval to manufacture, market and sell the CombiPatch Product within the Territory submitted by a Party to the FDA, or such application owned by a Party, including, without limitation, any Investigational New Drug Application (IND) or New Drug Application (NDA), as defined in the U.S. Federal Food, Drug and Cosmetic Act (FDA Act) and applicable regulations promulgated thereunder, as such are from time to time amended.

         PROJECT FACILITIES. The term "Project Facilities" shall mean the Plant and all facilities and equipment used by Noven to carry out the manufacture, storage, disposal and transportation of the CombiPatch Product, or any component thereof, including those of any Noven contractor or subcontractor of any rank (including, without limitation, environmental or health and safety consultant or waste management firm).

         SPECIFICATIONS. The term "Specifications" shall mean, collectively, the Noven manufacturing, packaging and standard testing procedures for the CombiPatch Product, including all applicable control procedures and analytical test methods contained therein, as described in Exhibit A attached hereto, as may be amended from time to time.

         SUBLICENSED NOVEN INTELLECTUAL PROPERTY. The term "Sublicensed Noven Intellectual Property" shall mean Noven's Patent Rights and Noven's Technology, certain rights to which were previously licensed to Aventis pursuant to the Noven License Agreement, and have been assigned to Novogyne pursuant to the Noven Assignment Agreement.

         TERM. The term "Term" shall have the meaning set forth in Article
12.01.

         TERRITORY. The term "Territory" shall mean the United States and its territories and possessions.


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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


         THIRD PARTY. The term "Third Party" shall mean any person or entity other than the Parties hereto, any of their respective Affiliates and, for the avoidance of doubt, shall include Aventis and its Affiliates.

         WASTE. The term "Waste" shall mean all materials, except any CombiPatch Product or component thereof, present at the Plant and produced or generated in connection with the manufacture of the CombiPatch Product. Waste shall include CombiPatch Product or any component thereof which does not meet the Specifications; waste water, recovered solvents, and other remainders and materials; and components of the CombiPatch Product, that are not used in the manufacture by Noven of the CombiPatch Product, or non-compliant CombiPatch Product which are returned to Noven pursuant to this Supply Agreement.

         1.02 RIGHTS AND OBLIGATIONS OF NOVOGYNE. The rights granted to Novogyne hereunder and the obligations assumed by Novogyne hereunder may be exercised and performed by Novogyne or any other Person acting on behalf of Novogyne, including, without limitation, Novartis Pharmaceuticals Corporation and/or Noven.

                               ARTICLE II - SUPPLY

         2.01 AGREEMENT TO SUPPLY. (a) Noven shall supply to Novogyne, and Novogyne shall purchase from Noven all of Novogyne's requirements for the CombiPatch Product for sale in the Territory subject to the terms and conditions set forth herein. CombiPatch Product, at Novogyne's option, shall be supplied in finished, packaged and labeled form or in bulk rolls.

         (b) Noven shall supply pouched samples and placebos (clearly labeled as samples or placebos) of the CombiPatch Product as requested by Novogyne at a price of ***. These prices shall be adjusted annually as provided in Article 2.03.

         (c) During the term of this Supply Agreement, Noven shall also exclusively supply Novogyne, and Novogyne shall purchase from Noven all of Novogyne's requirements for Licensed Products other than the CombiPatch Product for sale in the Territory. The Parties agree that ***.

         2.02 FEES FOR THE COMBIPATCH PRODUCT. With respect to the CombiPatch Product, Novogyne shall pay to Noven, subject to the provisions set forth in
Article 2.03 hereof, a fee equal to *** of Novogyne's and its Affiliates' and sublicensees' Net Revenues from sales of the CombiPatch Product in the Territory. This fee shall include compensation for supplying pouched CombiPatch Product meeting the Specifications, but in each case shall not include Noven's further Packaging Material Costs, which shall be paid by Novogyne in accordance with Articles 2.03 and 2.04(c) hereof. In each case, the relevant fee shall be calculated by: ***.



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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


          2.03 MINIMUM AND MAXIMUM FEE. (a) Notwithstanding anything else to the contrary in this Supply Agreement, but subject to any adjustments pursuant to Articles 2.03(b), (c), (d) and (e), the fees to be paid pursuant to Article 2.02 shall be ***.

         (b) On July 1 of each year during the term of this Supply Agreement, the minimum and maximum fees set forth in Article 2.03(a) shall be adjusted pursuant to the Producer Price Index - Commodities, Finished Goods Item, Series ID WPUSOP3000, published by the U.S. Department of Labor, Bureau of Labor Statistics (hereafter referred to as the "Index"). The minimum and maximum applicable after each such adjustment shall be determined by multiplying the minimums and maximums set forth in Article 2.03(a), by a fraction, the numerator of which shall be value of the Index set forth in this Article 2.03(b) for the month of December of the year prior to the year in which the computation is made, and the denominator of which is the value of the Index for the month of December 1999. For example, when adjusting the minimum and maximum prices in July 2001, the numerator is the Index value for December 2000 and the denominator is the Index value for December 1999. Should the publication of said Index be discontinued by said U.S. Department of Labor, then such other indexes as may be published by said Department most nearly approaching said discontinued Index shall be used in determining the adjustment hereunder. Should said Department discontinue the publication of any such index, then such index as may be published by another United States governmental agency, as most nearly approximating the Index, shall govern and be substituted as the Index hereunder.

         (c) Notwithstanding the foregoing, if Noven's Cost of any Licensed Product increases at a rate greater than the rate of increase of said Index, or if Novogyne's weighted average gross margin (computed excluding samples and sales at or below cost) for the CombiPatch Product is reduced to below ***, then Novogyne and Noven shall negotiate in good faith *** with respect to the CombiPatch Product; PROVIDE, HOWEVER, that if Novogyne is able to purchase any raw material or materials causing any such increase in Noven's cost at a lower cost than that available to Noven, Novogyne shall have the option of purchasing such raw material or materials and providing it to Noven, in which case the foregoing shall not apply and the price of the CombiPatch Product shall be decreased to reflect Novogyne's Cost of acquiring such raw material or materials. In the absence of the Parties being able to reach a mutually satisfactory agreement, Noven shall grant to Novogyne a non-exclusive license to make, have made, use, sell and have sold such CombiPatch Product under Confidential Information relating to the CombiPatch Product, including Noven's Technology, Noven's Patent Rights and any other patents, know-how, improvements, development studies and other information, and any trademarks related to the CombiPatch Product and owned by Noven, for a royalty of *** of Novogyne's Net Revenues from sales of the CombiPatch Product so manufactured, as set forth in
Article 12.04(c) hereof, in addition to other terms and conditions as reasonably agreed between the Parties.

         (d) During the term of this Supply Agreement, the Parties shall work together to maximize the efficiency of the manufacturing processes and to minimize the Cost of the CombiPatch Product. To the extent economic benefits result from such efforts ***.


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         Securities and Exchange Commission. Asterisks denote omissions.


         (e) Without limiting Article 2.03(d) above, during the Term of this Supply Agreement, Novogyne may propose making process improvements to manufacturing in order to maximize the efficiency of the manufacturing processes. Noven shall act in good faith to review any such proposal and, if implemented by Noven, the Parties shall negotiate a reduction in the pricing of the CombiPatch Product based upon the improvement, taking into account each Party's costs incurred in realizing such benefits, to ensure that the Parties share such benefits equally.

         2.04 PAYMENT OF FEES FOR THE COMBIPATCH PRODUCT . With respect to the CombiPatch Product, the fees provided for in Article 2.02 shall be payable in immediately available funds as follows:

         (a) Novogyne shall make the following payments to Noven in immediately available funds, in each case within thirty (30) days after the later of: (i) receipt by Novogyne of Noven's invoice for a filled order of CombiPatch Product and, (ii) delivery of the CombiPatch Product to Novogyne, as of January 1, 2001, ***. Prior to the start of each calendar year, the Parties shall adjust the transfer price in the Territory based on ***. Novogyne shall notify Noven of its proposed adjusted transfer price no later than October 31st of each year, and the Parties shall use reasonable efforts to agree on such adjusted transfer price no later than November 30th of each year.

         (b) The remainder of any payment due under Article 2.02 hereof shall be due and payable within sixty (60) days of the end of each semi-annual calendar period (I.E., January 1 to June 30 and July 1 to December 31) in which Novogyne, its Affiliates or sublicensees invoice for the CombiPatch Product. If the amount paid by Novogyne for CombiPatch Product shipped in such semi-annual period is greater than the amount due under Article 2.02 hereof (including the amount due for Packaging Material Costs for such semi-annual period), Novogyne shall invoice Noven for such difference within sixty (60) days of the end of the semi-annual calendar period and Noven shall pay the amount of such invoice within thirty (30) days of its receipt of Novogyne's invoice. If the amount paid by Novogyne for CombiPatch Product shipped in such semi-annual period is less than the amount due under Article 2.02 hereof (including the amount due for Packaging Material Costs for such semi-annual period), Novogyne shall pay such difference within sixty (60) days after the end of the semi-annual calendar period.

         (c) As set forth in Articles 2.01(b) and 2.02 hereof, the price per unit paid by Novogyne includes an amount for Packaging Material Costs. For each semi-annual calendar period, Noven shall calculate its actual per unit Packaging Material Costs. To the extent that Noven's actual per unit Packaging Material Costs exceeded the amount paid by Novogyne for such period, Noven shall invoice Novogyne for such difference and Novogyne shall pay such amount in immediately available funds within thirty (30) days of Novogyne's receipt of Noven's invoice. The Parties agree that Novogyne shall reimburse Noven for the cost of all Packaging Materials purchased by Noven for use in packaging the CombiPatch Product for supply to Novogyne regardless of whether such Packaging Materials


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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


are actually used in packaging the CombiPatch Product; PROVIDED that Novogyne shall not be responsible for reimbursing Noven for any Packaging Material Costs for Packaging Materials purchased by Noven in excess of the quantities required to meet Novogyne's forecast delivered pursuant to Article 2.06 for the *** following the date of purchase by Noven. Without limiting the foregoing, Novogyne shall reimburse Noven for any Packaging Material Costs for Packaging Materials rendered unusable because of a change in Novogyne's labeling or packaging specifications or requirements.

         (d) The price for samples and placebos provided for in Article 2.01(b) shall be payable in immediately available funds within thirty (30) days of the later of: (i) receipt by Novogyne of Noven's invoice for a filled order of such samples and placebos, and (ii) delivery of such samples and placebos to Novogyne.

         (e) Without limitation to Article 12.03(d) herein, in the event that Novogyne, with respect to any delivery of CombiPatch Product complying with Specifications, fails to make payment of undisputed amounts when due and payable, and fails to remedy such failure within thirty (30) days after Novogyne's receipt of written notice of such failure from Noven, Noven may suspend its obligation to deliver CombiPatch Product pursuant to an Order until such undisputed amount has been paid in full. In addition to the foregoing, upon written notice to Novogyne, interest shall accrue on any undisputed amount due and payable to Noven at the prime rate plus *** until such amount is paid. The prime rate shall be the rate specified as the prime rate in the Wall Street Journal on the date such undisputed amount was due and payable.

         2.05 RECORDS. (a) Novogyne, its Affiliates and sublicensees shall keep complete and accurate records concerning sales of the CombiPatch Product in accordance with generally accepted accounting principles applied on a consistent basis. At Noven's request and expense, such records shall be made available for examination by independent certified public accountants or auditors designated by Noven and approved by Novogyne, which approval shall not be unreasonably withheld.

         (b) Noven shall keep complete and accurate records concerning Noven's production, packaging, assaying, and delivery of the CombiPatch Product supplied to Novogyne hereunder, including Noven's Costs. Such records shall be kept in accordance with generally accepted accounting principles applied on a consistent basis. At Novogyne's request and expense, such records shall be made available for examination by Novogyne or independent certified public accountants or auditors designated by Novogyne and approved by Noven, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the only time Novogyne can examine Noven's records is if Noven has invoked Article 2.03(c), (d) or (e).

         2.06 FORECASTS AND ORDERS. At the beginning of each calendar quarter during the period that Noven is supplying CombiPatch Product hereunder, Novogyne shall provide Noven a 12-month rolling forecast of its expected requirements of CombiPatch Product. This forecast shall be updated on a calendar quarterly basis. With respect to each such forecast, the quantities set forth for the *** shall constitute a firm order ("Order"). Orders will be placed within *** of the quantity of CombiPatch Product previously forecasted by Novogyne in the most recent quarter; PROVIDED, HOWEVER, that Noven will use commercially reasonable


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         Securities and Exchange Commission. Asterisks denote omissions.


efforts to produce quantities in excess *** of such Orders if requested by Novogyne. Orders shall indicate the quantities to be delivered and specific delivery dates which shall be no sooner than ninety (90) days after receipt of an Order by Noven.

         2.07 DELIVERY. Delivery of CombiPatch shall be ***, title to shipments of the CombiPatch Product *** to ensure that the viability of the CombiPatch Product is maintained in accordance with the Specifications; ***.

         2.08 COMBIPATCH PRODUCT SUPPLIED. All CombiPatch Product supplied by Noven pursuant to an Order shall have been manufactured (a) no earlier than ninety (90) days prior to the agreed upon delivery date of the Order, and (b) from a full lot of CombiPatch Product dedicated to be delivered only to Novogyne, so that no portion of the lot from which the CombiPatch Product was manufactured shall have been delivered or planned to be delivered to a Third Party.

         2.09 MANUFACTURE FOR THIRD PARTIES. (a) Noven shall not manufacture transdermal patch products containing both estrogen and progestin as active ingredients for any Third Party for sale within the Territory without the prior written consent of Novogyne, other than products indicated for contraceptive use;

         (b) All transdermal patch products containing estrogen and progestin as active ingredients manufactured in the United States for export by Noven or exported by Noven shall comply with all applicable laws and regulations in the United States relating thereto, including without limitation, GMPs;

         (c) Noven will provide Novogyne, in a timely manner, with (i) adverse drug experience data required to be disclosed by Novogyne under 21 C.F.R. ss.
314.80 and/or 21 C.F.R. ss. 314.81 within five (5) business days of receipt by Noven of the same as well as (ii) any additional information required to be submitted by Novogyne under 21 C.F.R. ss. 314.81, to the extent that such additional information relates to transdermal patch products containing estrogen and progestin as active ingredients, provided that Noven now or hereafter has the right to disclose the same under the terms of existing agreements with Third Parties;

         (d) Novogyne labels or labeling identifying Novogyne shall not accompany or be placed on transdermal patch products containing estrogen and progestin as active ingredients manufactured by Noven other than those manufactured for Novogyne; and

         (e) Except for the right to manufacture for export set forth above, nothing in this Supply Agreement confers any other rights upon Noven under the INDs, NDAs and Regulatory Approvals transferred or required to be transferred to Novogyne pursuant to the Purchase Agreement between Novogyne and Aventis dated as of March 29, 2001.



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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


           ARTICLE III - MANUFACTURING STANDARDS AND QUALITY ASSURANCE

         3.01 MANUFACTURING STANDARDS; RELEASE OF COMBIPATCH PRODUCT. (a) Each lot of CombiPatch Product manufactured by Noven shall comply with the provisions of Article 9.03 hereof, and, without limiting the foregoing, shall meet the applicable release standards as set forth in the Specifications to assure the CombiPatch Product meets regulatory specifications at all times through the expiration date of that lot as defined in the applicable Product Application. Noven shall reject any lot which fails to meet the applicable release standards as set forth in the Specifications or which does not comply with the specifications set forth in the applicable Product Application;

         (b) Prior to release of any lot of CombiPatch Product (both samples and trade lots) Noven shall deliver to Novogyne:

                  (i) a certificate of analysis setting out all analytical results and their specification limits for each lot in the shipment; and

                  (ii) a certificate of conformance confirming such shipment's compliance with the provisions of Article 9.03(a) hereof and identifying, in summary, any deviations and/or investigations associated with any lot in the shipment.

         Noven shall not release any lot of CombiPatch Product for shipment to Novogyne, or for distribution on behalf of Novogyne in the case of samples, until such lot has been approved by Novogyne for release based upon Novogyne's review of the certificate of analysis and certificate of conformance for such lot. Noven shall address, in a timely manner, any concerns identified by Novogyne from its review of any certificate of analysis or certificate of conformance, and both parties shall make commercially reasonable efforts to expedite the release process.

         3.02 SPECIFICATIONS. The Specifications may be amended by mutual agreement of Noven and Novogyne. In the event that such changes result in increased production costs to Noven, Noven and Novogyne shall mutually agree as to the allocation of such costs between the Parties. Additionally, Novogyne shall reimburse Noven for the costs of implementing any changes requested by Novogyne in labeling, packaging and preprinting of backing or pouch materials, and of discontinuing stock of same due to such changes, PROVIDED, HOWEVER, that Novogyne's obligation to reimburse Noven under this Article 3.02 shall be limited to such quantities of stock as would be necessary for Noven to fill Novogyne's requirements for a period of one hundred and fifty (150) days. Notwithstanding the foregoing, Novogyne, upon prior written notice to Noven, shall have the right to change unilaterally the Specifications if required by a GRB. In the event that change(s) required by a GRB result in increased costs to Noven, all cost increases due to such change(s) shall be shared equally between Noven and Novogyne.

         3.03 CHANGES TO CONTROL PROCEDURES AND ANALYTICAL TEST METHODS. Noven shall employ appropriate change control procedures to ensure that the applicable release standards remain congruent with the applicable Product Application.



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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


Control procedures and analytical test methods referenced in a given Product Application may not be modified or superseded without the express written consent of Noven and Novogyne and only, if necessary, after approval by the appropriate GRB.

         3.04 MATERIALS. Noven shall be responsible for procuring all Materials and shall ensure, through applicable GMP testing, that at all times all Materials used in the manufacture of the CombiPatch Product are in compliance with their specifications and, as appropriate, are within the expiration dates printed on their labels or packaging. Noven shall ensure that all Materials are stored according to the precise storage conditions provided by their manufacturer or supplier. Noven shall carry out all Materials testing in accordance with GMP and all laboratory testing failures shall be promptly investigated and documented in reasonable detail. Noven may release Materials for processing only upon receipt of satisfactory test results. Noven shall ensure that all Materials released for processing are tested in accordance with agreed specifications and the filed Product Application. Noven will confirm that all batches of Materials correspond to the applicable specifications and GMP and are approved by Noven for incorporation into the CombiPatch Product. Noven shall retain samples of all Materials used to prepare a lot of a CombiPatch Product (except for water and volatile solvents) for a period of at least one year beyond the expiration date of the last lot of CombiPatch Product containing said component. Packaging components are represented by Noven's retention of samples of finished dosage forms. The amount of retained sample shall be sufficient for at least three complete and full testing analyses in accordance with the control procedures for that component.

         3.05 EXTRAORDINARY EVENTS. Noven shall investigate, in accordance with GMP, and promptly notify Novogyne in writing of any extraordinary event occurring during the manufacture or packaging of a lot of CombiPatch Product that is shipped to Novogyne. An "extraordinary event" is defined as any deviation from the manufacturing and/or packaging procedures contained in the Specifications or from GMP which may have the potential to result in a CombiPatch Product outside the established test specifications. Novogyne reserves the right to review and evaluate all such investigations prior to acceptance of a given lot of the CombiPatch Product.

         3.06 IN-PROCESS TESTING. In-process testing shall be performed by Noven as required by Noven's standard operating procedures but at all times consistent with the applicable Product Application. Representative samples from each lot of a CombiPatch Product shall be tested by Noven for conformance with the requirements of the applicable Product Application prior to shipment of the full lot unless shipment prior to testing is agreed to in writing by Novogyne. Any lot which fails to conform to release standards shall be rejected. All laboratory testing failures must be investigated and documented by the testing laboratory. Product Specification failures resulting in batch rejections, in-process production and environmental control specification failures, and critical equipment operating parameter failures, must be fully investigated by Noven in a timely manner to determine the possible root cause, and necessary follow-up actions must be conducted promptly. Noven shall notify Novogyne, in writing, at the completion of Noven's investigation of each such failure and in the annual product review referred to in Article 3.21 hereof.

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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


         3.07 VALIDATION OF MANUFACTURING AND CONTROL PROCEDURES. Noven shall be responsible for validating all manufacturing and control procedures, including, without limitation, all applicable cleaning procedures. Noven will allow Novogyne to audit all relevant documents, as well as the documentation concerning the qualification and calibration of equipment, upon reasonable request.

         3.08 BATCH MANUFACTURING RECORDS. Noven shall complete a batch manufacturing record for each lot of each CombiPatch Product manufactured, retain it for at least seven (7) years, and upon request shall provide a copy to Novogyne. Records for all Materials used in the manufacture of a particular lot of CombiPatch Product, as well as supporting documentation for the validation of equipment and processes, shall be retained for a period of one year beyond the expiration date of that lot.

         3.09 RETENTION OF SAMPLES OF COMBIPATCH PRODUCT. Noven shall store retained samples of each lot of CombiPatch Product (in its marketed package configuration or final pouched configuration) as required by the applicable GRB. The amount retained shall be sufficient for at least three complete and full testing analyses in accordance with the control procedure and shall be held at labeled storage conditions for a minimum of at least 1 year past the finished product expiry date.

         3.10 FOLLOW-UP STABILITY TESTING AND ANNUAL PRODUCT REVIEW. Noven shall perform follow-up stability testing and annual product review within established time frames, in accordance with its standard operating procedures and consistent with all applicable GRB regulations for each lot of CombiPatch Product.

         3.11 PLANT. Upon Novogyne's written request, Noven, at Novogyne's expense, shall provide Novogyne with copies of any permits required by state and local governing authorities having jurisdiction over any Plant for the operation of any Plant or for the manufacture of the CombiPatch Product. Noven shall not change the manufacturing site for the CombiPatch Product from the Plant without the prior written approval of Novogyne, which approval shall not be unreasonably withheld.

         3.12 WASTE. Without the prior written approval of Novogyne, which approval shall not be unreasonably withheld, Noven shall not rework or reprocess any Waste.

         3.13 GMP. Noven acknowledges that it is familiar with and shall abide by GMPs.

         3.14 BOOKS AND RECORDS. Noven shall keep accessible all books (including laboratory books) and records maintained in connection with the testing of the CombiPatch Product, including those books and records relating to cross-over cleaning, for a period of seven (7) years from the date of generation of such documents.

         3.15 PRODUCTION EQUIPMENT. Noven shall inform Novogyne of any significant change in production equipment used to manufacture the CombiPatch Product prior to implementation of such change, and Novogyne shall review each change in equipment within thirty (30) days after notification in writing by


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         Securities and Exchange Commission. Asterisks denote omissions.


Noven. All such changes must be reviewed and approved in writing by Novogyne prior to being implemented, such approval not to be unreasonably withheld, and Noven shall validate the production equipment where required before production is initiated.

         3.16 CUSTOMER SERVICE AND COMPLAINT HANDLING. Noven shall provide test data and other information as requested by Novogyne to enable Novogyne to evaluate and respond to customer service and complaint handling operations relating to the CombiPatch Product. In the case of customer complaints or reports of adverse incidents relating to the CombiPatch Product, Noven shall provide Novogyne, as promptly as possible, but in all cases within fifteen (15) days from Noven becoming aware of said complaint or incident, a written evaluation setting forth all relevant details applicable to the complaint and, to the extent applicable, a copy of each customer or regulatory complaint it receives concerning a CombiPatch Product.

         3.17 REGULATORY INSPECTIONS. Each Party shall inform the other immediately upon becoming aware of an upcoming or underway inspection by any GRB relating in any way to a CombiPatch Product manufactured by Noven. Noven also shall inform Novogyne promptly upon becoming aware of any serious violation uncovered as a result of an inspection of its facilities or its procedures which may impact the CombiPatch Product or Novogyne's rights under this Supply Agreement.

         3.18 RE-USE OR ISSUE OF COMBIPATCH PRODUCT. Re-use or issue by Noven of any returned CombiPatch Product bearing the Novogyne tradename or any trademark owned by or licensed to Novogyne requires the express written approval of Novogyne. Mis-shipments are not classified as returned goods and can be placed back in distribution.

         3.19 INSPECTION BY NOVOGYNE. Upon reasonable notice and during normal business hours, Novogyne may inspect, on a confidential basis, Noven's facilities, batch records and testing records to assure that the manufacturing and control processes were carried out in accordance with GMP, the Specifications and all applicable GRB regulations.

         3.20 CHANGES. Any changes which may have a quality or regulatory impact must be submitted to Novogyne for approval prior to implementation. These changes include but are not limited to changes or modifications to the existing: manufacturing process, equipment, formulation, batch size, Materials, suppliers, processing of Materials, analytical methods, Specifications, storage conditions, or transport conditions.

         3.21 ANNUAL REPORTS. No later than two (2) months prior to the due date of the annual report required to be filed with any GRB for any CombiPatch Product, Noven will furnish to Novogyne information in reasonable detail relating to stability data, any changes to the Specifications made in accordance with this Supply Agreement and any chemistry-related data. The Parties acknowledge that the due date for the annual report required to be filed with the FDA for the product marketed under the CombiPatch(R) trademark is August 7 each year.

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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


         3.22 QUALITY ASSURANCE. Without limiting any other provision of this Supply Agreement, responsibility for quality assurance matters related to the CombiPatch Product shall be allocated between the parties as set forth in Exhibit B hereto.

                   ARTICLE IV - ACCEPTANCE OF LICENSED PRODUCT

         4.01 ACCEPTANCE. Novogyne shall, within sixty (60) days after Novogyne receives delivery of each shipment of CombiPatch Product, notify Noven in the event of the non-compliance with the Specifications of all or any part of said shipment to the extent such non-compliance is not due to the fault of Novogyne, and shall immediately provide Noven with samples of the CombiPatch Product upon Noven's request. Failure to provide such notification to Noven shall constitute acceptance by Novogyne of the shipment, except for latent defects caused by the gross negligence or willful misconduct of Noven.

         4.02 NON-COMPLIANCE. In the event of notification by Novogyne of any non-compliance with the Specifications of the shipment, and to the extent such non-compliance is not due to the fault of Novogyne, the particular shipment shall be set aside and held intact by Novogyne until all questions relating to the non-compliance of the shipment have been resolved, corrected, or remedied to Novogyne's satisfaction. Without limiting Article IX hereof, with respect to the purchase price and cost of transportation and disposal of CombiPatch Product that are not in compliance with the Specifications, to the extent such non-compliance is not due to the fault of Novogyne, Noven's liability to Novogyne with respect to the purchase price, cost of transportation and disposal of such CombiPatch Product shall be: (a) at Novogyne's option, (i) replacement of the CombiPatch Product, (ii) reimbursement of the purchase price of the CombiPatch Product, or (iii) credit to Novogyne for future orders of CombiPatch Product; and (b) payment of the reasonable cost of transportation and disposal of any non-compliant CombiPatch Product.

                     ARTICLE V - AUDIT AND INSPECTION RIGHTS

         5.01 INSPECTION AND AUDIT. During the term of this Supply Agreement, Novogyne and its authorized representatives shall have the right, at Novogyne's expense, to audit, inspect and observe the manufacture, storage, disposal and transportation of the CombiPatch Product or Waste during normal business hours upon five (5) days prior notice. All employees and representatives of Novogyne
(a) shall comply with and observe all applicable rules and regulations governing their conduct while performing their audit, inspection, or observation, and (b) shall have no authority to manage, supervise, or control, any of Noven's employees. Noven agrees to respond to Novogyne's audit findings within thirty
(30) days of receipt of the audit report and to be responsive to the recommendations contained therein.

         5.02 INSPECTION AND AUDIT OF BOOKS AND RECORDS. Noven shall make available all records and reports relating to the manufacture, storage, disposal and transportation of CombiPatch Product and/or Waste to Novogyne, as well as those documents relating to analytical and stability data, for Novogyne's review during normal business hours and upon reasonable prior notice to Noven, and Novogyne shall have the right to copy these documents as required. In the event


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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


that Novogyne supplies Materials to be used by Noven, Novogyne shall have the right to conduct inventory reconciliation audits and other audits as reasonably required for its internal control.

         5.03 ANNUAL QUESTIONNAIRE. Noven agrees to fully respond within forty-five (45) days of receipt, to an annual questionnaire provided by Novogyne concerning Noven's safety, health and environmental practices and any changes thereto.

         5.04 INSPECTIONS BY GOVERNMENTAL OR REGULATORY AGENCIES. Noven shall promptly give Novogyne advance notice, to the extent that advance notice is given to Noven, of any site visit to the Plant regarding the manufacture, storage, disposal or transportation of the CombiPatch Product or Waste by any governmental or regulatory agency; provided, however, that Noven shall notify Novogyne within eight (8) hours of notification to Noven of any site visits by the FDA or other GRB. Novogyne shall have the option of attending any such site visit by any governmental or regulatory agency, if the site visit relates, directly or indirectly, to the manufacturing, storage, disposal and transportation of the CombiPatch Product. Should Novogyne not participate in the site visit, Noven shall fully report in writing the substance and results of the visit to Novogyne within seven (7) days of the occurrence thereof. In the event that any such governmental or regulatory agency finds that a Plant is deficient or unsatisfactory in any respect, Novogyne shall have the option of (a) assisting Noven, at Noven's expense in correcting the deficiency, or (b) terminating this Supply Agreement if the violations materially impair Noven's capability to continue to produce CombiPatch Product in accordance with this Supply Agreement.

                           ARTICLE VI - WASTE DISPOSAL

         Noven shall assume responsibility for disposing of all Waste in accordance with all applicable laws and regulations, and in accordance with all Novogyne requirements, standards and procedures provided in writing to Noven. Novogyne shall provide to Noven a list of disposal sites previously approved by Novogyne. If Novogyne and Noven cannot mutually agree upon a disposal method or site, Novogyne shall have the option of assuming the responsibility to dispose of such Waste itself at Noven's expense, such expense not to exceed that which would otherwise be incurred or expended by Noven if such Waste were lawfully disposed of by Noven. Copies of all documentation evidencing disposal by Noven shall be made available to Novogyne upon Novogyne's request and at Novogyne's expense.

                              ARTICLE VII - SAFETY

         Noven shall comply with all applicable health and safety regulations policies and procedures relating to the manufacture and packaging of the CombiPatch Product including the transmission by Noven to its employees of health and safety information relating to the CombiPatch Product, and their manufacture, storage, disposal and transportation.


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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


                    ARTICLE VIII - ENVIRONMENTAL, HEALTH AND
                         SAFETY WARRANTY INDEMNIFICATION

         Noven represents and warrants that all Project Facilities shall be in full compliance with all applicable health, safety and environmental, laws, statutes, ordinances, regulations, rules and pronouncements. Noven agrees and warrants to indemnify, defend and hold harmless Novogyne, its officers and employees, from any and all liability (including strict and joint and several liability) or loss arising from or related to (including liability for threatened harm) Project Facilities and Waste disposal. Novogyne agrees and warrants to indemnify, defend and hold harmless Noven, its officers and employees, from any and all liability (including strict and joint and several liability) or loss arising from or related to Waste disposal for which Novogyne has assumed responsibility.

            ARTICLE IX - REPRESENTATIONS, WARRANTIES AND INDEMNITIES

         9.01 NO INFRINGEMENT. Noven represents and warrants that, to its actual knowledge, neither the manufacture nor supply of the CombiPatch Product by Noven hereunder, nor any use, sale or other disposal of the CombiPatch Product in the Territory by Novogyne following the Closing Date will infringe any Third Party intellectual property right.

         9.02 RIGHT TO ENTER AGREEMENT. Noven and Novogyne represent and warrant that they have the right to enter into this Supply Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, materially inconsistent with this Supply Agreement.

         9.03  PRODUCT WARRANTIES.  Noven represents and warrants that:

                  (a) it will manufacture, assay, package and deliver to Novogyne the CombiPatch Product in accordance with, and that the CombiPatch Product will conform with, the Specifications for such product, and all requirements set forth in any Product Approval pertaining to the CombiPatch Product in the Territory, including, without limitation, specifications and requirements relating to composition, purity, appearance and stability, and that the CombiPatch Product shall be capable of maintaining such until the applicable expiration date for such CombiPatch Product;

                  (b) it will comply with all relevant and applicable rules, regulations and laws relating to the manufacture and packaging of such CombiPatch Product, including all then current GMPs, applicable to the manufacture, filling, labeling, packaging and storage of CombiPatch Product which are in force or hereafter adopted by the United States Food and Drug Administration or any successor agency thereto, and it will ship the CombiPatch Product in accordance with shipping directions provided by Novogyne;

                  (c) the CombiPatch Product shall not be misbranded, adulterated, manufactured, packaged or transported in violation of


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         Securities and Exchange Commission. Asterisks denote omissions.


         Articles 501, 502, 505 or 506A of the United States Food, Drug and Cosmetic Act, as amended from time to time; and

                  (d) all CombiPatch Product supplied by Noven hereunder shall be transferred to Novogyne free and clear of all liens, title claims, encumbrances, security interests and other third party claims.

         9.04 BREACH OF LEASE AGREEMENT. Noven represents and warrants that the Lease Agreement described in Articles 5.2 and 5.3 of the Noven License Agreement is in full force and effect, and that Noven has not caused any default or event of default, or any other event, occurrence, condition or act, which with the giving of notice, the lapse of time, or the happening of any other event or condition, would become a default or event of default under such Lease Agreement. ***.

         9.05 INDEMNITY FOR BREACH OF WARRANTIES. Without limiting Article 9.06 below, Noven shall indemnify, defend, release and hold Novogyne and its Affiliates, subsidiaries, successors, officers and directors harmless from and against any and all Third Party claims, suits, actions or threats of action, liability, settlement amounts, costs or expenses (including reasonable attorneys' fees) to the extent that they are attributable to or result from Noven's breach of Articles 9.01, 9.02, 9.03 or 9.04 above; PROVIDED, HOWEVER, that Noven shall not be liable to indemnify Novogyne hereunder to the extent that any such Third Party claim, suit, action or threat of action, liability, settlement amount, cost or expense arises out of, or is directly attributed to, any asset acquired by Novogyne pursuant to the Purchase Agreement between Novogyne and Aventis dated as of March 29, 2001 or any negligence or willful misconduct of Novogyne.

         9.06 GENERAL INDEMNITIES. Notwithstanding any other provision of this Supply Agreement, Noven agrees and warrants to indemnify, defend, and hold harmless Novogyne from and against any and all claims, damages, expenses, attorneys' fees, settlements, and judgments arising out of any injury or damage to a Third Party alleged to be caused by the CombiPatch Product supplied by Noven to Novogyne whether manufactured for or by Noven; PROVIDED, HOWEVER, that Novogyne notifies Noven within twenty (20) days of receipt of a claim or action, fully cooperates with Noven in the defense of such claim or action, and permits Noven and its insurers to control the defense of such claim or action at its sole expense, including, without limitation, the settlement thereof at the sole option of Noven or its insurers; PROVIDED, HOWEVER, that Noven may not enter into any compromise or settlement without the prior written consent of Novogyne unless such compromise or settlement includes as an unconditional term thereof the giving by each plaintiff or claimant to Novogyne of a release from all liability in respect of such claim and only if such compromise or settlement does not include any admission of legal wrongdoing on the part of Novogyne. Notwithstanding the above, Noven does not warrant and shall not be liable to indemnify Novogyne from and against any claims, damages, expenses, attorneys' fees, settlements and judgments to the extent arising out of any injury or damage to a Third Party caused by the negligence or willful misconduct on the part of Novogyne or breach by Novogyne of this Supply Agreement, for which


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         Securities and Exchange Commission. Asterisks denote omissions.


Novogyne shall have the right to control the defense and settle such claim or action. Novogyne agrees and warrants to indemnify and hold harmless Noven from and against any and all claims, damages, expenses, attorneys' fees, settlements and judgments for personal injury to a Third Party to the extent caused by the negligence or willful misconduct of Novogyne or breach by Novogyne of this Supply Agreement. This provision shall survive expiration or termination of this Supply Agreement.

                     ARTICLE X - CONFIDENTIALITY OBLIGATIONS

         10.01 CONFIDENTIALITY. (a) Except as specifically authorized by this Supply Agreement, each Party shall, for the term of this Supply Agreement and for ten (10) years after its expiration or termination, keep confidential, not disclose to others and use only for the purposes authorized herein, any and all data, information, and know-how including Noven's Technology and all Aventis Know-How (collectively, "Confidential Information") received from the other Party prior to or under this Supply Agreement; PROVIDED, HOWEVER, that the foregoing obligations shall not apply to the extent that such information is (i) already known to the recipient at the time of disclosure as evidenced by competent proof; (ii) publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient; or (iii) disclosed in good faith to the recipient by a Third Party entitled to make such disclosure. Notwithstanding the foregoing, Noven acknowledges and agrees that all Aventis Know-How and any Confidential Information received by Noven from Novogyne or from Aventis or its Affiliates prior to or under this Supply Agreement, shall, for the purposes of this Supply Agreement, be deemed to be Confidential Information of Novogyne, and shall be treated by Noven as such.

         (b) In the event a Party who receives Confidential Information prior to or under this Supply Agreement is required: (i) by law, rule or regulation to disclose Confidential Information to regulatory authorities to obtain and maintain regulatory approval for a CombiPatch Product; (ii) to disclose Confidential Information to respond to a regulatory or governmental inquiry concerning CombiPatch Product; or (iii) to disclose Confidential Information in a judicial, administrative or arbitration proceeding to enforce such Party's rights under this Supply Agreement, it may do so only if it: (A) provides the Party who disclosed (or is deemed to have disclosed) the information hereunder ("Disclosing Party") with as much advance written notice as possible of the required disclosure; (B) cooperates with the Disclosing Party in any attempt to prevent or limit the disclosure; (C) limits disclosure, if any, to the specific purpose at issue; and (D) exercises commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded the Confidential Information.

         (c) Notwithstanding the provisions of Articles 10.01(a) and 10.01(b), Novogyne shall be permitted to disclose to its distributors, wholesalers, and other direct customers such Confidential Information of Noven relating to CombiPatch Product as Novogyne shall reasonably determine to be necessary or useful in order to effectively market and distribute CombiPatch Product.

         (d) The Parties recognize that the performance of the obligations under this Article X are special, unique and extraordinary in character, and that, notwithstanding Article 16.05 hereof, in the event of the breach by either Party or their Affiliates or their respective employees, officers, directors or advisors of the terms and conditions of this Article X, the Disclosing Party


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         Securities and Exchange Commission. Asterisks denote omissions.


shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enforce the specific performance thereof by such Party or to enjoin such Party or their Affiliates or their respective employees, officers, directors or advisors from violating the provisions of this Article X.

                          ARTICLE XI -- PRODUCT RECALL

         If an authorized government agency of the United States shall seize any CombiPatch Product or if Novogyne in its sole judgment deems it necessary to initiate a voluntary recall of any CombiPatch Product for any reason, Novogyne shall immediately notify Noven of such seizure or recall and shall consult with Noven regarding the timely compliance with all pertinent state or federal regulations pertaining thereto. Notification of the applicable GRB authorities by the Parties shall be coordinated. Furthermore, each Party shall make a permanent, complete and accurate record of all costs incurred by its connection therewith, a copy of which shall be delivered to the other Party as soon after the completion of such recall or seizure as practically may be done. If the cause of or reason for said recall or seizure arises from or is attributable to Noven's gross negligence or breach of this Supply Agreement, Noven shall reimburse Novogyne for all reasonable costs incurred by Novogyne in effecting such recall or seizure, including all reasonable credits extended to Novogyne's customers as a result thereof. If the cause of or reason for said recall or seizure is directly attributable to the failure of Novogyne to properly store, transport or care for any CombiPatch Product while such CombiPatch Product was in Novogyne's possession, Novogyne shall reimburse Noven for all reasonable costs incurred by Noven at Novogyne's request in effecting such recall or seizure. If the Parties cannot agree which Party is at fault, then an independent technical expert, acceptable to both Parties, will be designated to make the determination. The so designated technical expert shall not be an employee, consultant, officer, director or shareholder of or otherwise associated with either Party or an Affiliate. The technical expert's determination shall be, in the absence of fraud or manifest error, binding and conclusive upon both Parties.

                       ARTICLE XII - TERM AND TERMINATION

         12.01 TERM. This Supply Agreement shall continue in full force and effect until the date of expiration of the last to expire of Noven's Patent Rights in the Territory, unless earlier terminated in accordance with this Supply Agreement; PROVIDED, HOWEVER, that:

                  (a) upon expiration of this Supply Agreement, Novogyne shall have the right to elect to renew this Supply Agreement for successive five-year terms by giving Noven written notice of its intention to do so prior to the end of any such term; PROVIDED, HOWEVER, that in the event of any such renewal the Parties will negotiate in good faith the fees provided for in Articles 2.02 and 2.03 to take account of the expiration of the applicable patents;

                  (b) commencing on the first to expire of any patent in the Territory included under Noven's Patent Rights, Novogyne shall have the right, exercisable by notice in writing to Noven on a


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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


         product-by-product basis upon the launch of any product on to the market in the Territory which is "AB rated" to the CombiPatch Product or such Licensed Product, as the case may be, to require Noven to negotiate in good faith the price at which the CombiPatch Product or such Licensed Product is supplied to Novogyne, its Affiliates or sublicensees in the Territory.

         12.02 TERMINATION BY NOVEN. Noven may not terminate this Supply Agreement except as otherwise provided herein.

         12.03 DEFAULT. (a) If Noven or Novogyne shall be in default with respect to any material obligation hereunder and fail to cure such default within thirty (30) days after notice thereof, then the other Party may terminate this Supply Agreement during the Term by giving thirty (30) days' prior written notice to that effect.

         (b) Notwithstanding Article 12.03(a) above, Novogyne shall have the right to immediately terminate this Supply Agreement during the Term in the event of (i) a Change of Control event with respect to Noven as defined in that certain Limited Liability Company Operating Agreement (the "Operating Agreement") dated as of May 1, 1998 by and between NPC and Noven that, at such time, would permit NPC to dissolve the LLC pursuant to the terms of such Operating Agreement or (ii) an assignment or delegation of this Supply Agreement by Noven without the prior written consent of Novogyne.

         (c) In the event that Noven is not able to supply any portion of the CombiPatch Product pursuant to an Order, then Novogyne shall have the right to manufacture, or have a Third Party manufacture on its behalf, that portion of Novogyne's requirements of the CombiPatch Product which Noven is not able to supply. If Noven is not able to supply any portion of the CombiPatch Product ordered by Novogyne for more than one hundred and twenty (120) days, then Novogyne shall have the right (i) to source from another manufacturer, (ii) void the terms of Articles 2.01 and 2.06 in whole or in part, and/or (iii) terminate this Supply Agreement.

         (d) Noven shall also have the right to terminate this Supply Agreement if Novogyne fails to make payment(s) (i) upon undisputed amounts or (ii) upon any amounts exceeding *** due hereunder within the time provided therefor and continues in default for more than ninety (90) days after receiving notice from Noven, such termination to be effective upon further notice to Novogyne after failure by Novogyne to cure such default.

         (e) Without limiting Article 12.05, either Party may terminate this Supply Agreement with immediate effect with respect to any CombiPatch Product that is permanently and completely withdrawn from the market in the Territory for serious adverse health or safety reasons.


                                       20
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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


         12.04 OBLIGATIONS ON TERMINATION.

         Upon expiration or termination of this Supply Agreement:

                  (a) Noven shall deliver to Novogyne, at Novogyne's request and expense, all CombiPatch Product and preprinted packaging, labeling and stock materials which are in the possession of Noven, for which Novogyne shall be obligated to make payment upon delivery. Novogyne shall have the right to sell all such CombiPatch Product and any other CombiPatch Product then in its inventory;

                  (b) Except as otherwise agreed by the Parties, within thirty
         (30) days of the effective date of the expiration of this Supply Agreement or any termination pursuant to Article 12.03 where the grounds for such termination arose through no fault of Noven, including as a member of Novogyne: (i) Novogyne shall cease to use and deliver to Noven, upon written request all Confidential Information of Noven, except for any documents or records which Novogyne is required to retain by law, and (ii) Noven shall cease to use and deliver to Novogyne, upon written request all Confidential Information of Novogyne as set forth in Article 10.01(a) hereof, except for any documents or records which Noven is required to retain by law;

                  (c) On termination of this Supply Agreement, other than any termination pursuant to Article 12.03 where the grounds for such termination arose through no fault of Noven, including as a voting member of Novogyne, if Novogyne so elects, Novogyne shall have, in addition to any other rights and remedies which may be available to
         Novogyne: (i) the right to make and have made the CombiPatch Product under all of Noven's Technology and Noven's Patent Rights; and (ii) the right to make, have made, use, import, sell, offer to sell and have sold the CombiPatch Product under all Confidential Information of Noven relating to the CombiPatch Product and any other patents, know- how, improvements, development studies and other information or trademarks relating to the CombiPatch Product and owned by Noven, for a royalty of *** of Net Revenues; PROVIDED, HOWEVER, that upon expiration of each of the various patents included in Noven's Patent Rights in the Territory the above royalty shall be reviewed in good faith by the Parties to reflect each such patent's expiration. Noven shall do all such acts, including, without limitation, delivery of such information and other materials and execution of such documents, as may be reasonably required by Novogyne pursuant to this Article 12.04(c).

         12.05 FORCE MAJEURE. If the performance of this Supply Agreement or any obligation hereunder is prevented or hindered, by reason of any cause beyond the reasonable control of the affected Party, including, but not limited to, fire, flood, riot, war, labor disturbances or any governmental action, the Party so affected, upon notice to the other Party, shall be excused from such performance, provided that the Party so affected shall use diligent effort to avoid or remove such cause or causes of non-performance and shall continue to perform hereunder with the utmost dispatch whenever such cause or causes are removed. If, as a result of any such action, the performance of this Supply


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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


Agreement is prevented for a continuous period of one hundred and twenty (120) days, either Party shall have the right to terminate this Supply Agreement by providing the other Party with written notice of termination.

         12.06 NO WAIVER. The right of, either Party to terminate this Supply Agreement, as herein provided, shall not be affected in any way by its waiver of or failure to take action with respect to any previous defaults.

                            ARTICLE XIII - INSURANCE

         Noven shall maintain, for the term of this Supply Agreement, the types and amounts of insurance set forth in Exhibit C, attached hereto, and agrees to make Novogyne a named insured under such insurance policies.

                             ARTICLE XIV - PUBLICITY

         Without the prior written consent of Novogyne as to the text, intended date and time (EST time) of publication, Noven agrees not to issue any press release or other public statement disclosing the existence of or relating to this Supply Agreement; provided, however, that Noven shall not be prevented from complying with any duty of disclosure it may have pursuant to law or applicable stock exchange rules.

                               ARTICLE XV - NOTICE

         15.01 NOTICES. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Noven, to:

                           Noven Pharmaceuticals, Inc.
                           11960 S.W. 144th Street
                           Miami, FL  33186
                           Attention:   President and Chief Executive Officer
                           Telephone:   (305) 253-5099
                           Facsimile:   (305) 232-1836

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                  with a copy to:

                           Noven Pharmaceuticals, Inc.
                           11960 S.W. 144th Street
                           Miami, FL  33186
                           Attention: Vice President and General Counsel
                           Telephone: (305) 253-5099
                           Facsimile: (305) 232-1836

                  or to such other person or address as Noven shall furnish to Novogyne in writing.

                  (b)      If to Novogyne, to:

                           Novartis Pharmaceuticals Corporation
                           59 Route 10
                           East Hanover, NJ  07936
                           Attention: Office of the CEO
                           Telephone: (973) 781-8005
                           Facsimile: (973) 781-7036

                  with copies to:

                           Novartis Pharmaceuticals Corporation
                           59 Route 10
                           East Hanover, NJ  07936
                           Attention: General Counsel
                           Telephone: (973) 781-5230
                           Facsimile: (973) 781-5260

                  and

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, NY  10036
                           Attention: Steven M. Betensky, Esq.
                           Telephone: (212) 819-8200
                           Facsimile: (212) 354-8113

or to such other address or in care of such other person as hereafter shall be designated in writing by either Party to the other. If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered on the day transmitted unless it is received after 5:00 p.m., New York time, or on a day which is not a business day, in which case it shall be deemed delivered on the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier


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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Either Party may change its address for the purposes of this Supply Agreement by giving notice thereof in accordance with this Article.

                           ARTICLE XVI - MISCELLANEOUS

         16.01 RELATIONSHIP OF PARTIES. The Parties hereto have the relationship of independent contractors, and neither Party shall enter into any agreements, understandings or commitments on behalf of the other Party without the other Party's express permission in writing.

         16.02 ENTIRE AGREEMENT. This Supply Agreement, represents the entire understanding between the Parties and supersedes any and all previous understandings, both oral and written, with respect to the subject matter hereof. The terms, conditions and provisions of this Supply Agreement shall prevail over any inconsistent statements, terms, conditions or provisions contained in any document passing between the Parties hereto including, but not limited to, any acknowledgment, confirmation or notice. The Supply Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing designated as an amendment, supplement, or modification which is signed by both Parties hereto.

         16.03 SEVERABILITY. If any provision of this Supply Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Supply Agreement. The Parties will use their best efforts to substitute the invalid or unenforceable provision with a valid and enforceable one which conforms, as nearly as possible, with the original intent of the Parties.

         16.04 ASSIGNMENT. All of the terms and provisions of this Supply Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the Parties. This Supply Agreement, or any rights thereunder, shall not be sold, assigned, transferred or encumbered by either Party without first obtaining the consent of the other Party in writing, provided that Novogyne may assign or transfer any of its rights and obligations to any successors or assigns of that part of its business to which the subject matter of this Supply Agreement is related.

         16.05 DISPUTE RESOLUTION. The parties agree that, other than as set forth in Article 10.01(d) hereof, unresolved disputes between them relating to this Agreement shall be resolved in accordance with Article XII of the Operating Agreement of Novogyne between Noven and Novartis Pharmaceuticals Corporation dated as of May 1, 1998.

         16.06 GOVERNING LAW. This Supply Agreement shall be construed, and the respective rights of the Parties hereto determined, according to the substantive


                                       24
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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


laws of the State of New York, without reference to the conflict of law rules. Both Parties forever waive any defense or claim that New York law cannot be validly applied to this Supply Agreement.

         16.07 INTERPRETATION. The article and section headings contained in this Supply Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Supply Agreement. This Supply Agreement is the product of negotiations between the Parties. In construing the terms hereof, no presumption shall operate in either Party's favor as a result of its counsel's role in drafting the terms or provisions hereof.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Supply Agreement as of the date and year first above written.

                          VIVELLE VENTURES LLC

                          By:       /s/ Robert C. Strauss
                                  -----------------------------------------
                                  Robert C. Strauss
                                  President

                          NOVEN PHARMACEUTICALS, INC.

                          By:     /s/ James B. Messiry
                                  -----------------------------------------
                                James B. Messiry
                                Vice President and Chief Financial Officer



                                       25